Filed Pursuant to Rule 433

Registration No. 333-134553

Lehman Brothers Holdings Inc.

3M LIBOR Floating Rate Notes due November 16, 2009

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+/A+
Principal Amount:	$1,350,000,000
Security Type:	Senior Medium Term Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	November 16, 2006
Maturity Date:	November 16, 2009
Coupon:	3-month LIBOR (Telerate Page 3750) plus 0.10%
Interest Payment Dates:	Quarterly on the 16th of each November, February, May and August, commencing on February 16, 2007
Interest Determination Dates:	Two London banking days prior to the first day of the relevant interest period
Day Count	Actual/360
Business Day Convention:	Modified Following, Adjusted
CUSIP:	52517PN98
Denominations:	$1,000
Underwriters:	Lehman Brothers 98% (bookrunner)
	HSBC Securities (USA) Inc.	1%
	BNY Capital Markets, Inc.	1%

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.